Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 18, 2024. BETWEEN:

TUCOWS Inc. (the “Corporation”), and Ivan Ivanov (the “Executive”).

WHEREAS, the Executive will be employed by the Corporation, in the position of Chief Finance Officer (“CFO”);

WHEREAS, the Corporation and the Executive have agreed upon terms and conditions for the Executive’s continuing employment with the Corporation, which terms and conditions are set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

1.	TERM

The Corporation shall employ the Executive effective July 15, 2024 or as otherwise mutually agreed (“the Effective Date”), for an indefinite term subject to any termination provisions that form part of this Agreement, based upon the successful completion of background checks. The Executive represents and warrants that the Executive is entering into this Agreement voluntarily and that the Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with, or result in a breach of, any agreement to which the Executive is a party or by which the Executive may be bound, or any legal duty that the Executive owes or may owe to another. The Corporation acknowledges that Executive has disclosed the Non-Competition, Non-Solicitation, Confidentiality and Other Obligations Agreement between Executive and Verizon Communications, Inc.

2.	DUTIES

The Executive shall serve the Corporation in the capacity of Chief Finance Officer (“CFO”). They will report directly to the President and Chief Executive Officer (“CEO”) of the Corporation, as appointed by the Board of Directors, and shall perform such duties and exercise such powers of the position of CFO. The Executive shall perform these duties in accordance with the charter documents and by-laws of the Corporation, the written instructions of the CEO and the policies of the Corporation after and to the extent such documents are provided to the Executive. The Executive shall also provide such supervisory or other services to one or more subsidiaries of the Corporation, including Wavelo, Inc. (“Wavelo”), as reasonably determined by the CEO.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

Without limitation of the foregoing, the Executive shall take reasonable efforts to:

i) devote the Executive’s full business time and efforts to the business and affairs of the Corporation and its subsidiaries, and make their best efforts commensurate with those of a CFO and senior level executive;

(ii) perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive’s abilities and in the best interests of the Corporation; and

(iii) use their best efforts commensurate with those of a CFO to promote the interests and goodwill of the Corporation.

The Executive acknowledges that these duties supersede any previous duties or responsibilities of the Executive under any previous agreement with the Corporation.

Except as provided in this Agreement, the Corporation retains all managerial rights permitted by law with respect to the terms and conditions of the Executive’s employment.

The Executive may serve as a member of the Board of Directors of another company only with the written approval of the Corporation’s Board of Directors or an appropriate committee thereof. Such approval shall be granted only in the event that the Corporation’s Board of Directors or a committee thereof determines, in its sole discretion, that such membership is not adverse to the interests of the Corporation. Notwithstanding the foregoing, during the Executive’s employment, the Executive may devote reasonable time to the supervision of the Executive’s personal investments and activities involving professional, charitable, community, educational, religious and similar types of organizations and speaking engagements, to the extent that any such activities are not competitive, individually or in the aggregate, with the Corporation or otherwise conflict with the business of the Corporation or the Executive’s duties hereunder.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

3.	REMUNERATION

The intent of this Agreement is to entitle the Executive to an annual compensation package for their services considering the role and performance of the Executive. Such compensation is to be comprised of a base salary, annual bonus, options and other perquisites of office, and is to be exclusive and not considerate of share dividends and other corporate benefits which executives receive in their capacity as shareholders.

(i)	Base Salary
The annual base salary payable to the Executive for their services hereunder shall be at an annual rate of $400,000 (USD), which amount shall be exclusive of bonuses, options, share dividends, benefits and other compensation. The base salary shall be paid on the normal payroll cycle of the Corporation and shall not be decreased.

(iv)	Bonus Structure
In addition, the Executive will be eligible to receive an annual bonus for successfully meeting personal objectives established in consultation with the Executive and the objectives of the Corporation as established from time to time by the Corporation’s Corporate Governance, Nominating and Compensation Committee (the “Compensation Committee”). The Executive’s annual target bonus will be 60% of base salary for the year of the bonus, with the actual bonus prorated for any partial year of employment. Notwithstanding the foregoing, Executive’s annual bonus for 2024 shall not be subject to achievement of performance objectives, but shall be calculated as the product of (1) $240,000 and (2) a fraction, the numerator of which is the number of days for which Executive is employed by the Corporation in 2024 and the denominator of which is 366. Any annual bonus shall be paid after the end of the calendar year to which it relates, at the same time and under the same terms and conditions as the annual bonuses for other executives of the Corporation, provided that in no event shall the Executive’s annual bonus be paid later than two and a half months after the last day of the calendar year to which the annual bonus relates, subject to the Executive remaining employed through the last day of the calendar year for which the annual bonus relates.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

(v)	Employee Benefits
The Executive shall be eligible to participate in all of the Corporation’s benefit plans made generally available to its senior executive employees in the country in which the Executive is being paid, in all events subject to the terms of such plans as in effect from time to time. Nothing in this Agreement shall preclude the Corporation or any affiliate of the Corporation from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(vi)	Vacation

During the term of this Agreement, the Executive shall be entitled to four (4) weeks’ paid vacation each calendar year, prorated for any partial year of employment. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to its operations.

The Executive and the Corporation acknowledge that adequate time away from the workplace contributes to a healthy and productive work environment. Accordingly, the Executive is encouraged to utilize their full entitlement of four (4) weeks’ paid vacation time off consistent with business needs.

(v)	Options
(a) General. The Executive shall be eligible to participate in the Corporation’s employee stock option plan. Stock option grants shall be made at the discretion of the Compensation Committee from time to time.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

(b) Initial Corporation Option. On the Effective Date, the Executive will be granted an option under the Corporation’s 2006 Equity Compensation Plan, as may be amended from time to time (the “Plan”) to purchase 20,000 shares of the Corporation’s common stock (the “Option”). The Option will vest with respect to (i) 5,000 shares (the “Initial Option Shares”) upon the Executive’s completion of six months of service from the Effective Date and (ii) the remaining shares in a series of 42 successive equal monthly installments upon the Executive’s completion of each additional month of service over the 42-month period thereafter, subject in all cases to the Executive’s continued service with the Corporation through each vesting date. The per share exercise price for the Option will be equal to the fair market value of a share of the Corporation’s common stock on the date of grant of the Option, as determined under the Plan. The Option will be subject to the terms and conditions of the Plan and the stock option agreement and other documents evidencing the Option. The Option shall be an incentive stock option to the maximum extent permissible under the Internal Revenue Code and IRS regulations.

(c) Wavelo, Inc. Option. On the Effective Date, the Executive will be granted an option under the Wavelo, Inc. 2022 Equity Compensation Plan, as may be amended from time to time (the “Wavelo Plan”) to purchase 150,000 shares of Wavelo common stock (the “Wavelo Option”). The Wavelo Option will vest in a series of 48 successive equal monthly installments upon the Executive’s completion of each month of service over the 48-month period measured from the Effective Date, subject in all cases to the Executive’s continued service with the Corporation through each vesting date. The per share exercise price for the Wavelo Option will be equal to the fair market value of a share of Wavelo common stock on the date of grant of the Wavelo Option, as determined by the Wavelo Board of Directors. The Wavelo Option will be subject to the terms and conditions of the Wavelo Plan and the stock option agreement and other documents evidencing the Wavelo Option. The Wavelo Option shall be an incentive stock option to the maximum extent permissible under the Internal Revenue Code and IRS regulations.

4.	EXPENSES

The Executive shall be reimbursed for all reasonable travel and other out-of- pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out their duties hereunder. For all such expenses the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

TERMINATION

(i)	All Terminations
In the event that the Executive’s employment terminates for any reason, the Corporation shall provide the Executive with all base salary, annual bonus, and vacation pay earned to the date of termination and any benefits accrued and due under any applicable benefit plans and programs of the Corporation. Upon the termination of the Executive’s employment for any reason, unless otherwise determined by the Board, the Executive shall be deemed to have resigned from any and all positions held at the Corporation or any of its subsidiaries or affiliates voluntarily, without any further required action by the Executive, as of the cessation of the Executive’s employment, and the Executive, at the Corporation’s request, shall execute any documents deemed in the discretion of the Corporation to be reasonably necessary to reflect the Executive’s resignation(s).

(ii)	Death or Disability

If the Executive incurs a Disability, the Corporation may terminate the Executive’s employment on or after the date of Disability.

If the Executive dies, the Executive’s employment shall terminate on the date of death.

Subject to any rights and/or obligations of the parties under applicable law, the parties agree that the Executive will be deemed to have a Disability:

(a)

if in any period of twelve consecutive months, the Executive has been continuously unable or unwilling or has failed to perform the Executive’s duties for six consecutive months because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, or

(b)

if at any time a determination is made by a physician chosen by the Corporation that there is no reasonable prospect of the Executive’s return to work within six months of the onset date, to which physical examination the Executive hereby consents.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

(iii)	For Cause
The Corporation may terminate the employment of the Executive at any time for Cause without payment of any compensation either by way of anticipated earnings or damages of any kind. For the purposes of this Agreement, “cause” will include:

(a)	any material breach of the provisions of the terms and conditions herein by the Executive;
(b)	consistent and material poor performance on the part of the Executive, after being advised in writing as to the standard required;
(c)	any intentional or grossly negligent disclosure of any Confidential Information by the Executive, except as otherwise permitted by Section 8 (Confidentiality & Intellectual Property Rights) hereof;
(d)

material violation by the Executive of any material, written Corporation policy provided to Executive in advance of such violation, or the Executive's conviction (or plea of guilty or nolo contendere) for committing an act of fraud, embezzlement, theft or other act constituting a felony;

(e)	conduct on the part of the Executive that is materially detrimental to the business or the financial position of the Corporation; and
(f)

personal conduct on the part of the Executive which is of such a serious and substantial nature that it is reasonably likely to cause harm to the reputation of the Corporation if the Executive were retained as an employee; and

In the event that the Corporation wishes to terminate the Executive’s employment for Cause, the Corporation will provide the Executive with written notice of the conduct or circumstances that entitle the Corporation to terminate the Executive.

If the Corporation reasonably determines that the conduct or circumstances could be cured or rectified, the Executive shall be provided with a specific period, which shall be no less than thirty (30) days, during which such cure or rectification must occur in order to avoid termination. Should the conduct or circumstances not be cured or rectified, the date of termination shall be the last day of the cure period provided.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

If the Corporation reasonably determines that the problem cannot be cured or rectified, the date of termination shall be the date on which the Executive receives such written notice.

(iv)	Without Cause
The Corporation may in its sole discretion terminate the Executive’s employment at any time, without Cause, upon providing the Executive with one months’ notice in writing of its intention to do so. Upon a termination without Cause, if the Executive executes and does not revoke a written Release (as defined below) in such form as provided by the Corporation, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

●     If the Executive’s employment terminates without Cause prior to the 18-month anniversary of the Effective Date, the Corporation shall pay the Executive a severance payment in an amount equal to the sum of (a) 12 months of the Executive’s base salary (at the rate then in effect), plus (b) the Executive’s target annual bonus for the year of termination.

●     If the Executive’s employment terminates without Cause on or after the 18-month anniversary of the Effective Date, the Corporation shall pay the Executive a severance payment in an amount equal to the sum of (a) six months of the Executive’s base salary (at the rate then in effect), plus (b) one week of the Executive’s base salary (at the rate then in effect) for each completed year of service with the Corporation, up to an aggregate sum for subsections (a) and (b) equal to 24 months of base salary, and (c) the Executive’s target annual bonus for the year of termination. For the avoidance of doubt, the Executive shall be eligible for the severance under this paragraph or the paragraph above, but not both. The severance under this subsection (iv) shall be paid in equal installments over the period corresponding to the severance duration, in accordance with the Corporation’s normal payroll practices

●     Payment will commence within sixty days following the Executive’s termination date, provided that the Release has become effective, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

“Release” shall mean a separation agreement and general release of any and all claims against the Corporation, the Executive, and all related parties with respect to all matters arising out of the Executive’s employment by the Corporation, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Corporation under which the Executive has accrued and is due a benefit).

(v)	By the Executive
The Executive may terminate this Agreement upon providing the Corporation with one months’ notice in writing of their intention to do so. The Executive shall continue to devote their best efforts to the business and affairs of the Corporation and shall perform those duties diligently and faithfully to the best of their ability during the notice period. The Corporation shall have the right, in its sole discretion, to waive all or any part of the one-month notice period and provide Executive base salary and annual bonus for such waived notice period in lieu thereof.

(vi)	Reasonableness
The Executive agrees that the provisions contained in this Section are fair and reasonable, and are in full satisfaction of any and all entitlements that they may have (statutory, contractual, common law and/or otherwise) upon the termination of their employment with the Corporation for any reason whatsoever. If their employment is terminated by the Corporation in accordance with this Agreement, or otherwise by the Executive, they will have no action, cause of action, claim or demand against the Corporation or any other person as a consequence of such termination.

(vii)	Return of Property

Upon termination of the Executive’s employment for any reason, they will immediately deliver to the Corporation all equipment, books, reports, documents, effects, money, securities and other property belonging to the Corporation that are in their possession or under their control.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

5.	NON-COMPETITION

Without the prior written consent of the Corporation, the Executive will not at any time during the twelve-month period immediately following any termination of their employment (“Non-Compete Period”), either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, trustee, employee, shareholder (other than a minor holding of shares listed on a recognized stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on, be engaged in, be concerned with, be interested in, advise, lend money to, guarantee the debts or obligations of, permit their name or any part thereof to be used in, be employed by or otherwise provide services to, (directly or indirectly) any person, business or activity that manufactures, distributes, sells, leases or rents any (a) domain registry services in the states or provinces in the US and Canada, respectively, in which the Corporation operates, (b) ISP billing services in the states or provinces in the US and Canada, respectively, in which Wavelo provides such services, and (c) fiber internet services in the states or provinces in the US and Canada, respectively, which Ting provides such services(the “Competitive Business”).

6.	NON-SOLICITATION

Without the prior written consent of the Corporation, the Executive shall not, during the twelve-month period immediately following any termination of their employment with the Corporation:

Customers: Solicit, service, or attempt to solicit or service any customer of the Corporation with whom the Executive had direct dealings and access to Confidential Information during the twenty-four months prior to termination.

Prospective Customers: Solicit, service, or attempt to solicit or service any prospective customer actively pursued by the Corporation during the twenty-four months prior to termination, with whom the Executive had direct dealings and access to Confidential Information, provided the Corporation has not ceased such pursuit.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

Employees and Agents: Solicit, hire, or attempt to solicit or hire any individual who was an officer, director, employee, or agent of the Corporation during the twenty-four months prior to termination, with whom the Executive personally interacted.

For the purposes of this clause, “Confidential Information” shall mean any non-public information related to the Corporation’s business, including trade secrets, business plans, financial data, personnel details, customer information, marketing strategies, and any other information that provides a competitive advantage.

This provision shall not restrict in any way the right of the Executive, either personally or through another employer or contractor, to solicit generally in the media for required personnel, and shall not restrict officers, directors, employees, or agents of the Corporation from pursuing on their own initiative employment opportunities from or with the Executive.

7.	CONFIDENTIALITY & INTELLECTUAL PROPERTY RIGHTS

The Executive acknowledges that, during their employment with the Corporation, they may have access to confidential information (“Confidential Information”) that is the exclusive property of the Corporation. Confidential Information includes, but is not limited to:

●	Trade secrets
●	Staff information and lists
●	Customer and supplier lists
●	Purchase requirements, pricing, and sales policies
●	Financial information
●	Business plans, forecasts, and market strategies
●

Discoveries, designs, inventions, research and development, formulas, technology, techniques, improvements, and software development (“Works”)The Executive agrees to keep all Confidential Information confidential and not disclose it to any third party, except as Executive reasonably determines is required in the course of their duties or with the Corporation’s written permission. This obligation extends beyond the termination of their employment.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

All Works created by the Executive during their employment are the exclusive property of the Corporation. The Executive waives any rights to these Works, including copyrights, patents, trademarks, and trade names, even if they contributed to their creation. The Corporation acknowledges that it has no rights to any intellectual property the Executive developed before joining the Corporation or develops on their own time, unrelated to their job duties.

The Executive must disclose all Works to the Corporation, maintain adequate records of these Works, and treat all related information as strictly confidential.

Upon termination of employment, the Executive must return all materials related to the Corporation’s business, including notes, data, records, and other items.

Note: The Executive will also sign the Corporation’s Employee Non-Disclosure Agreement (NDA), which provides further details on confidentiality obligations.

Nothing contained herein shall prohibit or restrict the Executive (or the Executive’s attorney) from responding to any inquiry by any governmental entity or regulatory organization, or shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or from making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Corporation to make any such reports or disclosures and shall not be required to notify the Corporation that such reports or disclosures have been made. In addition, nothing in this Agreement shall limit the Executive’s ability under applicable United States federal law to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Corporation. All business records, papers and documents and electronic files (including emails) kept or made by the Executive relating to the business of the Corporation shall be and remain the property of the Corporation. Upon the request and at the expense of the Corporation, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Corporation, fully and completely, all rights created or contemplated by this Section 8. The Executive further agrees that, upon termination of the Executive’s employment with the Corporation for any reason whatsoever, the Executive shall immediately return to the Corporation all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Corporation.

8.	ACKNOWLEDGMENT

The Executive and the Corporation acknowledge and agree that:

(a)	the Corporation distributes, sells, leases or rents its products to customers that are located in various geographic regions worldwide with the majority of its customers and prospective customers in Canada and the United States and that the Corporation is interested in, solicits and canvasses, opportunities throughout these same geographic regions;
(b)

the reputation of the Corporation and its relationships with its customers, prospective customers, officers, directors, employees and agents are the result of hard work, diligence and perseverance on behalf of the Corporation over an extended period of time; and

(c)

the nature of the Corporation is such that the ongoing relationship between the Corporation and its customers, prospective customers, suppliers, prospective suppliers, officers, directors, employees and agents are material and have a significant effect on the ability of the Corporation to continue to obtain business with respect to both long-term and new projects.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

9.	REASONABLENESS

The Executive acknowledges and agrees that the covenants contained in Sections 6, 7 and 8 of this Agreement are reasonable in scope, area and duration, and are reasonable, valid and properly required for the adequate protection of the Corporation. The Executive hereby waives all defenses to the strict enforcement by the Corporation of the covenants contained in Sections 6, 7 and 8 of this Agreement.

10.	MATERIAL & IRREPARABLE HARM

The Executive acknowledges and agrees that material and irreparable harm could be caused to the Corporation, which could not be adequately compensated by monetary damages, if the Executive breaches any of the covenants in Sections 6, 7 and 8 of this Agreement. Without intending to limit the remedies available to the Corporation, the Executive further acknowledges and agrees that, since damages at law would be an insufficient remedy to the Corporation in light of the material and irreparable harm that it could suffer, the Corporation may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenant upon the breach or threatened breach of any such covenant, or otherwise specifically to enforce any such covenant.

11.	LEGAL CAUSE TO CEASE PAYING SEVERANCE

The Executive acknowledges and agrees that the covenants in Sections 6, 7, and 8 of this Agreement are essential elements to this Agreement and that, but for the agreement of the Executive to enter into, and fully comply with, all such covenants, the Corporation would not have entered into the Employment Agreement, nor would the Corporation pay any severance (or any part thereof) to the Executive. Again, without intending to limit the remedies available to the Corporation, the Executive further acknowledges and agrees that, in the event of any breach or threatened breach of any of the covenants in Sections 6, 7 or 8 of this Agreement, the Executive will have no entitlement to severance.

12.	ASSIGNMENT

The Executive may not assign, pledge or encumber the Executive’s interest in this Agreement nor assign any of the rights or duties of the Executive under this Agreement without the prior written consent of the Corporation. Any successor or assignee of the Corporation shall assume the liabilities of the Corporation hereunder.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

13.	SEVERABILITY

If any provision of this agreement, including the breadth or scope of such provision, is held by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement. The remaining provisions, or parts thereof, shall remain enforceable and binding.

14.	GOVERNING LAW

This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of New Jersey. The Corporation and the Executive each irrevocably submits to the exclusive jurisdiction of (a) the State of New Jersey, and (b) the United States District Court for the District of New Jersey, for the purposes of any action arising out of this Agreement or any transaction contemplated hereby. Each of the Corporation and the Executive irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in the State of New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH OF THE CORPORATION AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

15.	SUCCESSORS

This Agreement shall be binding on and inure to benefit of the successors and assigns of the Corporation and their heirs, executors, personal legal representatives and permitted assigns of the Executive.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

16.	NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it isdelivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notices shall be addressed as follows:

If to the Corporation:

Elliot Noss c/o Tucows, Inc.

96 Mowat Avenue Toronto, ON M6K 3M1

If to the Executive:

Ivan Ivanov 76 Chilton St.

Bernardsville NJ, 07924

17.	LEGAL ADVICE & LEGAL FEES

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that the Executive had the opportunity to seek, and was encouraged by the Corporation to seek, independent legal advice, prior to the execution and delivery of this Agreement and that, in the event that the Executive did not avail the Executive of that opportunity prior to signing this Agreement, the Executive did so voluntarily without any undue pressure and the Executive agrees that any failure to obtain independent legal advice shall not be used by the Executive as a defense to the enforcement of the Executive’s obligations under this Agreement. The Corporation shall reimburse Executive up to $15,000 for legal fees incurred by Executive in connection with the review and negotiation of this Agreement.

18.	COOPERATION WITH REGARD TO LITIGATION

The Executive agrees to cooperate with the Corporation during the term of this Agreement and thereafter (including following the Executive’s termination of employment for any reason) by making the Executive reasonably available to testify truthfully on behalf of the Corporation or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Corporation or any of its affiliates in any such action, suit, or proceeding by providing truthful information and meeting and consulting with its counsel and representatives. The Corporation shall reimburse Executive for any out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section. The Corporation shall use its best efforts to minimize disruption of Executive’s other activities.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

19.	NO THIRD PARTY BENEFICIARIES

Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any person other than as otherwise provided in this Agreement.

20.	PROTECTED DISCLOSURES

The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Corporation. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

21.	DEFEND TRADE SECRETS ACT OF 2016

The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1

22.	TAXES; CODE SECTION 409A

All payments under this Agreement shall be made subject to applicable tax withholding, and the Corporation shall withhold from any payments under this Agreement all federal, state and local taxes as the Corporation is required to withhold pursuant to any law or governmental rule or regulation. This Agreement is intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”) or an exemption thereto. Payments under this Agreement are intended to be exemptfrom Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. With respect to payments that are subject to Section 409A, (a) in no event may the Executive, directly or indirectly, designate the calendar year of such payments, (b) such amounts will only be paid in a manner and upon an event permitted by Section 409A (including the requirement that deferred compensation payable to a “specified employee” (as defined in accordance with Section 409A) of a publicly traded company be postponed for six (6) months after separation from service or until death, if earlier), (c) any such amounts that are payable upon the Executive’s termination of employment may only be made upon a “separation from service” under Section 409A, and (d) the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement and if such payment could be made in more than one taxable year, based on timing of the execution of the Release, payment will be made in the later taxable year, if required under Section 409A. Any reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A. Notwithstanding anything to the contrary, the Executive bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes that may result from an amount paid contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

Tucows, Inc.

Per:

Title: President and CEO - Elliot Noss

I/We have the authority to bind the corporation

Ivan Ivanov

6/24/2024

96 Mowat Ave
tucows.com	Toronto, ONM6K3M1